Exhibit No. 14


          PATRIOT TRANSPORTATION HOLDING, INC.

           FINANCIAL CODE OF ETHICAL CONDUCT


     Patriot Transportation Holding, Inc. (the "Company") is committed to adhering to the highest ethical standards with respect to its financial management and the disclosure of financial information in connection with the business and operations of the Company. The Company's Chief Executive
Officer and the Presidents and Chief Executive Officers of subsidiaries of the Company (the "Chief Executive Officers") and the financial officers and other financial managers of the Company and its subsidiaries (the "Financial Managers") play a critical role in assuring that the Company adheres to these high ethical standards. This Financial Code of Ethical Conduct sets forth principles to which the Chief Executives Officers and the Financial Managers are expected to adhere and advocate. The Company intends to enforce vigorously the provisions of this Code. Violations may lead to disciplinary action, including dismissal, and may have other legal consequences.

     Accordingly, the Chief Executive Officers and all Financial
Managers, to the best of their knowledge and ability, are required to:

     1. Act with honesty and integrity and at all times avoid all actual or apparent conflicts of interests between his or her personal and business relationships.

     2. Comply with the conflict of interest and other policies and guidelines set forth in any other code of business conduct or ethics code adopted by the Company or in the Company's Employee Handbook or Policies and Procedures Manual.

     3. Report all potential or apparent conflicts of interest to the corporate secretary or general counsel of the Company.

     4. Provide full, fair, accurate, timely and understandable disclosure to the President and Chief Financial Officer and the Audit Committee of the Company's Board of Directors of all material information known to them regarding the current or future financial condition or financial performance or the business of the Company.

     5. Promote and help to assure full, fair, accurate timely and understandable disclosure in all reports and documents that the Company files with the Securities and Exchange Commission and in other public communications by the Company.

     6. Comply with all laws, statutes, rules, regulations and stock exchange listing standards, to the extent applicable to the conduct of their duties and responsibilities.

     7. In performing their duties and responsibilities, act in good faith, with due care, competence and diligence, responsibly, without misrepresenting any material fact, and without allowing his or her independent judgment to be compromised or subordinated.

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     8.   Respect the confidentiality of information acquired in
          the course of their work except when authorized or otherwise legally obligated to make disclosure and not use such confidential information for personal advantage.

     9. Promptly report all violations of this Code to the corporate secretary or general counsel of the Company.

     All persons subject to this Financial Code of Ethical
Conduct may be required to execute a certification affirming that they have read and agree to comply with the provisions of this Code.







     I have been given a copy of this Code, have read it and agree to comply with its provisions.


Date: ___________________        Signed:____________________


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